OTC Symbol: MLXG

MONEYLOGIX ANNOUNCES
ACQUISITION OF 100 ACRE DEVELOPMENT
PROPERTY ADJACENT TO TORONTO COMMUTER LINK

Concord, Ontario (May 27, 2009): MoneyLogix Group, Inc. (MLXG:OTCBB) today announced that it has acquired a development property totalling approximately 100 acres in Barrie, Ontario adjacent to the GO Train Station which provides daily commuter transit service to downtown Toronto.  MoneyLogix is acquiring the property for the assumption of approximately C$9 million in debt and 8.775 million restricted common shares at C$2.00 per share for a total purchase price of C$26.3 million.

MoneyLogix purchased the property after extensive review and investigation of the property’s future development potential.  Barrie has adopted the planning department’s recommendations regarding the density (number of units per hectare) and intensification (increasing density) throughout the City, which will become part of the municipality’s Official Plan expected to be adopted on June 16, 2009.  This property is included in that densification, potentially raising the approved number of dwelling units from 250 currently approved to approximately 2,600 units.

According to Tom Copeland, Executive Vice President of Investments for Moneylogix, “We believe that this newly acquired project not only provides Moneylogix’s portfolio with an excellent foundation but also establishes our strategic position in the Greater Toronto Area, a key real estate hub in Canada.”

This property is located at the corner of Mapleview Drive and Yonge Street adjacent to the GO Train Station in Barrie which provides daily commuter transit service directly to downtown Toronto, and immediately adjacent to a residential development that is expected to be fully completed and occupied in 2010.  The property is the last remaining section in the vicinity both designated for residential development and intensification.

With the potential for increased densification and the proximity to the GO Train, MoneyLogix’s management believes the Mapleview property demonstrates the Company’s strategy of opportunistically investing in properties with the potential for significant capital appreciation.

Mike Knarr, President & CEO of MoneyLogix said “We are very excited about this acquisition in one of the fastest growing cities in Canada with direct access to downtown Toronto. This acquisition also demonstrates our ability to execute our business plan and acquire quality projects at competitive prices and good structures as part of our strategy to becoming the leading real estate investment company in Canada. We will continue looking for other value enhancing acquisition opportunities in Canada.”

About MoneyLogix Group, Inc.:
MoneyLogix Group Inc., based in Ontario, Canada, is an early stage capital investment company focussed on opportunistic acquisitions in the real estate market. MoneyLogix invests in underperforming real estate properties in Canada including land development, office, retail, and multi-family. With a solid platform of transactional, financial and operating expertise, our management team intends to deliver strong investment returns on these properties through active management, capital expenditure and financing initiatives.  It is a publicly traded company and quoted on the Nasdaq OTC Bulletin Board (Symbol:  MLXG).

More Information:
Adam Seanor
(416) 258-5146
info@moneylogixgroup.com

Safe Harbor and Caution Regarding Forward Looking Statements

Statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as 'Forward-Looking Statements' for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-Looking Statements may be identified by words including 'anticipate,' 'await,' 'envision,' 'foresee, 'aim at,' 'plans,' 'believe,' 'intends,' 'estimates,' 'expects' and 'projects' including without limitation, those relating to the company's future business prospects, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward-Looking Statements. Please be aware that any opinions, estimates or forecasts regarding MoneyLogix Group, Inc.’s performance made by analysts are not endorsed by MoneyLogix Group Inc. and do not represent the opinions, estimates or forecasts of MoneyLogix Group, Inc. or its management. Readers are directed to the company’s filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations. www.sec.gov.